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                                                                      EXHIBIT 11


SECURITY DYNAMICS TECHNOLOGIES, INC
AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE
THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




                                                                      THREE MONTHS ENDED                   SIX MONTHS
                                                                           JUNE 30,                       ENDED JUNE 30,
                                                                     1997            1996             1997             1996
                                                                   -------          -------          -------          -------

PRIMARY

Weighted average number of common and
  common equivalent shares outstanding:

    Common stock                                                    35,038           33,986           34,952           33,848

    Common equivalent shares resulting from
      stock options (treasury stock method)                          1,591            2,618            1,629            2,550
                                                                   -------          -------          -------          -------

    Total                                                           36,629           36,604           36,581           36,398
                                                                   =======          =======          =======          =======

    Net income                                                     $ 5,502          $ 2,884          $10,231          $ 5,052
                                                                   =======          =======          =======          =======

    Net income per common and common equivalent share              $   .15          $   .08          $   .28          $   .14
                                                                   =======          =======          =======          =======






FULLY DILUTED

Weighted average number of common and
common equivalent shares outstanding:

    Common stock                                                    35,038           33,986           34,952           33,848

    Common equivalent shares resulting from
      stock options (treasury stock method)                          1,789            2,661            1,835            2,658
                                                                   -------          -------          -------          -------

    Total                                                           36,827           36,647           36,787           36,506
                                                                   =======          =======          =======          =======

    Net income                                                     $ 5,502          $ 2,884          $10,231          $ 5,052
                                                                   =======          =======          =======          =======

        Net income per common and common equivalent share          $   .15          $   .08          $   .28          $   .14
                                                                   =======          =======          =======          =======

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